Exhibit (a)(iii)

JOHCM Funds Trust

Amendment No. 3

to the Amended and Restated Agreement and Declaration of Trust of JOHCM Funds Trust

The undersigned, being at least a majority of the trustees of JOHCM Funds Trust, a Massachusetts business trust (the “Trust”), effective as of September 23, 2022, hereby consent to and adopt this Amendment No. 3 (this “Amendment”) to the Trust’s Amended and Restated Agreement and Declaration of Trust dated December 4, 2020, as amended (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 1(b) of Article III of the Declaration of Trust is hereby replaced with the following:

As of the date hereof, each of the following series of the Trust shall be, and is hereby, established and designated:

•	JOHCM Credit Income Fund,

•	JOHCM Emerging Markets Opportunities Fund,

•	JOHCM Emerging Markets Discovery Fund,

•	JOHCM Global Income Builder Fund,

•	JOHCM Global Select Fund,

•	JOHCM International Opportunities Fund,

•	JOHCM International Select Fund,

•	Regnan Global Equity Impact Solutions,

•	Regnan Sustainable Water and Waste Fund,

•	TSW Emerging Markets Fund,

•	TSW High Yield Fund, and

•	TSW Large Cap Value Fund.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand as of the day and year first above written.

/s/ Joseph P. Gennaco	/s/ Nicholas Good
Joseph P. Gennaco	Nicholas Good

/s/ Barbara A. McCann	/s/ Kevin J. McKenna
Barbara A. McCann	Kevin J. McKenna

/s/ Beth K. Werths
Beth K. Werths